Exhibit 10.11

December 13, 2014

W. Michael Kavanaugh, M.D.

Dear Michael,

On behalf of Cytomx Therapeutics (“CytomX” or the “Company”), I am pleased to offer you an exempt position of Chief Scientific Officer and Head of Research and Early Development, reporting directly to me.

Total Rewards: Annual Salary

Your salary will be paid at the rate of $29,166.66 per month ($350,000.00 annualized) less payroll deductions and all required withholdings. You will be eligible to receive CytomX’s complete package of benefits and discretionary bonus program that is made available to all of the Company’s full-time employees. Details about these benefit plans will be made available for your review. The Company may modify compensation and benefits from time to time as it deems necessary.

Total Rewards: Target Bonus

You will be eligible to receive a target discretionary annual bonus of up to 30.0% of your base salary, based on the Company’s performance and your individual performance, subject to CytomX’s policy for paying annual bonuses set forth in CytomX’s Employee Handbook, as may be amended from time, Whether the Company awards bonuses for any given year, the allocation of the bonuses for Company and individual performance, and the amounts of such bonuses, if awarded, will be in the sole discretion of the Company as determined by its Board of Directors (the “Board”). If the Board approves payment of bonuses for any given year, the bonus amounts generally will be determined and paid within the first calendar quarter of the year based on the prior year’s performance. To incentivize you to remain employed with the Company, you must be employed on the date any bonus is paid in order to earn the bonus. If your employment terminates for any reason prior to the payment of the bonus, then you will not have earned the bonus and will not receive any portion of it.

Total Rewards: Equity

Subject to approval by the Board, you will be granted an option to purchase 1.0% of the Company’s common stock, subject to the terms and conditions of the equity incentive plan and a stock option grant notice and agreement that will be provided to you. The grant agreement will include a four (4) year vesting schedule, such that 25% of the shares will vest on the first anniversary of the commencement of your employment, with the balance vesting in equal monthly installments over the subsequent thirty-six (36) months, until either your option shares are fully vested or your employment ends, whichever occurs first.

Total Rewards: Change of Control

In the event that a Change of Control occurs during your employment relationship, the company shall pay a lump sum amount equal to your then current base salary for a period of nine (9) months and accelerate your vesting in all Company options that you then hold and such options shall immediately become exerciseable in full. Details about your Change of Control are forthcoming and will be provided to you within ninety (90) days of your hire date.

OFFICE (650) 515-3185 | FAX (650) 351-0353 | 343 Oyster Point Blvd., Suite 100 | South San Francisco, CA 94080 | www.cytomx.com

Confidentiality

As a CytomX employee, you will be expected to abide by Company rules and regulations and sign and comply with the Company’s Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of company proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, Including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which Is otherwise provided or developed by the Company.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Arbitration

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that such dispute shall be resolved by final and binding arbitration in San Francisco, California conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The decision of the arbitrator shall be final and binding on the parties, and judgment thereon may be entered in a court of competent jurisdiction. The parties acknowledge and agree that they are each waiving their rights to a Jury trial in favor of having their disputes resolved by final and binding arbitration. The disputes that the parties agree to submit to final and binding arbitration include but are not limited to any statutory claims under any state or federal law, as well as any common law claims of harassment, discrimination, wrongful termination, retaliation, fraud, negligent misrepresentation, breach of contract and any statutory or common law claims for unpaid wages, commissions, bonus or other compensation. Notwithstanding anything to contrary herein, either party may seek a temporary restraining order, preliminary injunction or other provisional Injunctive or declaratory relief in any court of competent Jurisdiction at any time to ensure that the relief sought in arbitration is not rendered ineffectual by any interim harm. The Company will pay all arbitration fees.

Acknowledgements

By signing below, you agree that your employment with CytomX is “at will,” which means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying CytomX, and likewise, CytomX may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer. The Company reserves the right, in its sole discretion, to adjust salaries, incentive compensation, stock plans, employee benefits, job titles, locations, duties, responsibilities and reporting relationships.

This letter, together with the Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your agreement with CytomX. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Changes in your agreement terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States of America.

The Company reserves the right to conduct background Investigations and/or reference checks on all of its potential employees. Your employment offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

Please sign and date this letter and return it to the Company by 5:00 PM, December 24, 2014, if you wish to accept employment at CytomX under the terms described above.

We welcome you to the CytomX team and look forward to your contribution to the Company’s success.

Sincerely,

/s/ Sean McCarthy, D. Phil.
Sean McCarthy, D. Phil.
Chief Executive Officer

Accepted:

/s/ W. Michael Kavanaugh, M.D.	1/12/15
W. Michael Kavanaugh, M.D.	Start Date